UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 12, 2015

ConAgra Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7275	47-0248710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One ConAgra Drive Omaha, NE	68102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 240-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Executive Officer

In August 2014, ConAgra Foods, Inc. (the “Company”) announced that Gary M. Rodkin, President and Chief Executive Officer of the Company, had informed the Company of his intention to retire as President and Chief Executive Officer at the end of the Company’s fiscal year or following the on-boarding of his successor.

On February 12, 2015, the Company announced that the Board of Directors of the Company (the “Board”) has appointed Sean Connolly, age 49, to become the Company’s President and Chief Executive Officer, effective as of the later of (i) April 6, 2015 and (ii) the date immediately following the date upon which the Company’s Quarterly Report on Form 10-Q for the period ended February 22, 2015 is filed with the SEC (the “April Effective Date”). Prior to joining the Company, from June 2012 to August 2014, Mr. Connolly was President and Chief Executive Officer of The Hillshire Brands Company (“Hillshire”), a manufacturer and marketer of brand name food products and food solutions for the retail and foodservice markets. Mr. Connolly ceased serving as Hillshire’s President and Chief Executive Officer in connection with Hillshire’s merger with a subsidiary of Tyson Foods, Inc. From January 2012 to June 2012, Mr. Connolly was Executive Vice President of Sara Lee Corporation (the former name of Hillshire) and Chief Executive Officer, Sara Lee North American Retail and Foodservice. Prior to joining Hillshire, Mr. Connolly served as President of Campbell North America, the largest division of Campbell Soup Company (“Campbell”) (which is in the business of branded convenience food products), from October 2010 to December 2011. Also with Campbell, Mr. Connolly served as President, Campbell USA from 2008 to 2010, and President, North American Foodservice from 2007 to 2008. Before joining Campbell in 2002, Mr. Connolly served in various marketing and brand management roles at Procter & Gamble (which is in the business of branded consumer product goods) for a decade.

In connection with Mr. Connolly’s appointment as the Company’s President and Chief Executive Officer, the Company and Mr. Connolly, on February 12, 2015, entered into an employment agreement. The employment agreement provides terms of Mr. Connolly’s employment through August 1, 2018, at which time the agreement expires. The employment agreement provides that Mr. Connolly will serve as the Company’s CEO-elect from March 3, 2015 until his appointment as President and Chief Executive Officer on the April Effective Date. Mr. Connolly has also been elected to the Board effective as of the April Effective Date, following his appointment to the position of President and Chief Executive Officer.

Mr. Connolly’s initial base salary under the employment agreement will be $1,100,000. Under the terms of the employment agreement, beginning with the Company’s fiscal year 2016, Mr. Connolly is eligible for an annual incentive bonus with a target opportunity of at least 150% of his base salary and a maximum award opportunity equal to 200% of target, subject to achievement of the applicable performance conditions established by the Board’s Human Resources Committee (the “Committee”). In addition, Mr. Connolly is eligible to participate in the Company’s long-term equity and incentive compensation plans (“Long-Term Incentive Plans”). Under the employment agreement, Mr. Connolly is entitled to an annual award target opportunity equal to at least $6,250,000 with respect to any three-year performance period under the Long-Term Incentive Plans, commencing with the performance period beginning in the Company’s 2016 fiscal year, subject to the terms and conditions established by the Committee.

Because Mr. Connolly’s date of hire occurs during the fiscal 2015 to 2017 performance period under the Long-Term Incentive Plans, the employment agreement provides that he will receive a modified award with respect to such performance period (“Transitional Award”). With respect to the fiscal 2015 to 2017 performance period under the performance share component of the Long-Term Incentive Plans, Mr. Connolly will be granted performance shares with a target grant date value of $2,090,000. The terms and conditions applicable to this Transitional Award will be established by the Committee and be materially consistent with the terms applicable to the performance share grants made to other senior executives of the Company with respect to such performance period, except that the overarching diluted earnings per share performance goals with respect to such performance period will be adjusted to reflect the fact that Mr. Connolly’s date of hire occurs during the performance period. The maximum number of shares that can be earned under the Transitional Award is 300,000. To facilitate the Transitional Award, the Company has adopted a performance share plan to be used in connection with such

Transitional Award (the “CEO Performance Share Plan”). The terms of the CEO Performance Share Plan are materially consistent with the terms of the performance share plan filed with the SEC as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 18, 2008.

The above summary relating to the CEO Performance Share Plan is qualified in its entirety by the terms and conditions set forth in the CEO Performance Share Plan for Transitional Awards, a copy of which is attached as Exhibit 10.1 hereto.

The employment agreement provides that Mr. Connolly will receive a sign-on grant of 600,000 stock options (the “Sign-On Options”) and a sign-on grant of restricted stock units with a grant date value equal to $1,600,000, calculated based on the average of the closing market price of a share of the Company’s common stock as reported on the New York Stock Exchange for the 30 days preceding the grant date (the “Sign-On RSUs”). The Sign-On Options will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, be subject to the terms and conditions of the Company’s standard nonqualified stock option agreement under the Company’s 2014 Stock Plan and vest on a pro-rata basis over three years. The Sign-On RSUs will be subject to the Company’s standard restricted stock unit agreement under the 2014 Stock Plan and vest in full after 3 years of service. The Sign-On Options and Sign-On RSUs will also be subject to certain additional post-termination treatment as described below.

The employment agreement provides for certain other benefits, including reimbursement for professional fees incurred in negotiating and preparing the employment agreement (and related documents), and a one-time cash payment of $65,000 to cover Mr. Connolly’s expenses in establishing a residence in Omaha, Nebraska. Mr. Connolly will be entitled to use corporate aircraft in accordance with the terms of the Company’s standard time sharing agreement, with Mr. Connolly responsible for reimbursing the Company for costs specified therein in an amount exceeding $150,000 in any fiscal year. In addition, the Company agrees under the employment agreement to pay attorneys’ and accountants’ fees and expenses incurred by Mr. Connolly in enforcing his rights under the employment agreement or any other compensation-related plan, agreement or arrangement with the Company, unless his claim is found to be frivolous.

If, prior to August 1, 2018, Mr. Connolly’s employment is terminated by the Company without “Cause,” or Mr. Connolly terminates his employment for “Good Reason,” as each such term is defined in the employment agreement, Mr. Connolly will be entitled to receive a lump sum payment equal to two times the sum of his base salary and target annual bonus, a lump sum payment equal to a pro-rated portion of his annual bonus for the year of termination based on the performance of the Company for that year and Mr. Connolly’s length of service during the year (“Pro-Rated Bonus”), and certain vested benefits under compensation and benefit plans maintained by the Company. In addition, the unvested portions of the Sign-On Options and the Sign-On RSUs will fully vest, and if applicable, become exercisable, and any vested Sign-On RSUs will be settled, without regard to any minimum holding period that may be included in the award agreements governing such awards. Any vested Sign-On Options will remain exercisable for three years following such termination of employment. Further, any unvested stock options awarded with respect to the fiscal 2016 to 2018 performance period under the Long-Term Incentive Plans will become vested on a pro-rata basis based on the number of days Mr. Connolly was employed during the applicable vesting period.

If Mr. Connolly’s employment terminates as a result of death or “Permanent Disability,” as defined in the employment agreement, Mr. Connolly will receive an annual bonus consistent with the disability provisions of the Company’s annual incentive program in effect at the time of his termination of employment (but not less than the Pro-Rated Bonus), and certain vested benefits under compensation and benefit plans maintained by the Company. Severance compensation in the event of Permanent Disability, termination by the Company without Cause, or termination by Mr. Connolly for Good Reason, will generally be subject to Mr. Connolly’s execution of a general release of claims against the Company.

Mr. Connolly also may terminate his employment under the employment agreement without Good Reason, and the Company may terminate his employment for Cause. If Mr. Connolly voluntarily terminates his employment without Good Reason, or the Company terminates his employment for Cause, Mr. Connolly will be entitled to receive only unpaid based salary to the month of termination, accrued but unused vacation pay, unreimbursed business expenses incurred prior to termination, and certain vested benefits under compensation and benefit plans maintained by the Company.

Under the employment agreement, the Company generally agrees to indemnify and defend Mr. Connolly in the event that certain proceedings arise relating to his prior employment, subject to limitations as described in the employment agreement. The terms of the employment agreement also provide that upon the termination of Mr. Connolly’s employment for any reason, he will refrain from being an executive officer, board member, 5% or greater owner or partner, or employee of a food company that materially competes with the Company and has annual revenues over $1 billion.

On February 12, 2015, the Company also entered into a change of control agreement with Mr. Connolly to provide Mr. Connolly with compensation should his employment with the Company be terminated under certain defined circumstances following a “Change of Control,” as defined in the change of control agreement. In the event of a Change of Control, Mr. Connolly will be entitled to the enhanced benefits set forth in the change of control agreement instead of those otherwise described above in the event of a termination by the Company without “Cause,” or a “Good Reason Termination” by Mr. Connolly. Mr. Connolly’s change of control agreement will become effective as of Mr. Connolly’s commencement of employment with the Company on March 3, 2015.

The change of control agreement is considered to be a double trigger arrangement where the payment of severance compensation is predicated upon the occurrence of two triggering events:

•	the occurrence of a Change of Control; and

•	the involuntary termination of Mr. Connolly (other than for “Cause,” as defined in the change of control agreement) or Mr. Connolly’s “Good Reason Termination” of employment with the Company, as defined in the change of control agreement.

If a Change of Control occurs during the term of the change of control agreement, the change of control agreement provides for a three-year period during which Mr. Connolly will receive the stated benefits upon an involuntary termination (other than for Cause) or a Good Reason Termination. Mr. Connolly’s severance benefits consist of (subject to the execution of a general release of claims against the Company):

•	a lump sum payment in an amount equal to three times the sum of (1) Mr. Connolly’s highest annual base salary as of (or following) the Change of Control plus (2) the greater of (A) the highest annual cash bonus paid to Mr. Connolly for the 3 full fiscal years preceding the fiscal year in which the Change of Control occurs, or (B) 150% of Mr. Connolly’s annual base salary for the year in which the Change of Control occurs;

•	the continuation of certain welfare benefits for two years following the date of termination or, with respect to certain benefits, a lump sum payment equal to the present value of the cost of such coverage during such two-year period;

•	if Mr. Connolly participates in the Company’s Non-Qualified ConAgra Retirement Income Savings Plan (“Non-Qualified CRISP”), a supplemental credit to Mr. Connolly’s Non-Qualified CRISP “Account” equal to the maximum employer contribution that he could have received under the Non-Qualified CRISP and the Company’s ConAgra Foods Retirement Income Savings Plan for the year of termination;

•	reasonable outplacement assistance through the end of the second calendar year beginning after the date of termination from a professional outplacement assistance firm which is reasonably suitable to Mr. Connolly and commensurate with his position and responsibilities, up to a maximum cost of $30,000; and

•	accrued but unpaid salary and certain accrued benefits under the Company’s benefits and compensation plans.

In addition, if certain requirements under the Internal Revenue Code are met, the Company may pay pro-rated amounts to Mr. Connolly representing all or a portion of his short term or long term incentive for the year in which the Change of Control occurs.

Payments and benefits under the change of control agreement (as well as under all other agreements or plans covering Mr. Connolly) are subject to reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Internal Revenue Code, but only if the reduction would increase the net after-tax amount received by Mr. Connolly.

The change of control agreement generally will expire on the earlier of the date of Mr. Connolly’s termination as a full time employee of the Company and the date Mr. Connolly enters into a written separation agreement with the Company, but if a Change of Control has not occurred, the Company may also terminate the agreement at any time on six months’ prior written notice; provided that if a Change of Control occurs during the term of the change of control agreement, the change of control agreement term will expire on the third anniversary of such Change of Control. In addition, the Company agrees to pay all reasonable expenses (including attorneys’ fees and legal expenses) incurred by Mr. Connolly in enforcing his rights under the change of control agreement.

The foregoing description of Mr. Connolly’s employment agreement and change of control agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the employment agreement and change of control agreement, copies of which are filed as Exhibits 10.2 and 10.3 hereto, respectively, and are incorporated herein by reference.

The press release issued by the Company on February 12, 2015 announcing Mr. Connolly’s appointment and Mr. Rodkin’s retirement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Retirement of Principal Executive Officer

Mr. Rodkin will continue to serve as the Company’s principal executive officer until the April Effective Date. As of the April Effective Date, Mr. Rodkin will step down from his current position as the Company’s President and Chief Executive Officer. From the April Effective Date until May 31, 2015, Mr. Rodkin will provide services to the Company as Special Advisor, reporting to the Chairman of the Board (such period of service, the “Transition Period”). Also as of the April Effective Date, Mr. Rodkin will formally resign from the Board. As Special Advisor, Mr. Rodkin will provide certain services to the Company with respect to the Company’s transition to a new Chief Executive Officer. Effective as of May 31, 2015, Mr. Rodkin will cease serving as Special Advisor and retire from service with the Company.

During the Transition Period, Mr. Rodkin will continue to receive a base salary at the rate of $1,100,000 per year and his participation in the Company’s incentive and benefit plans and programs shall continue to be governed by the terms thereof, his amended and restated employment agreement and a letter agreement entered into between the Company and Mr. Rodkin on February 12, 2015.

The letter agreement entered into between Mr. Rodkin and the Company, which is effective upon Mr. Connolly’s commencement of employment with the Company, provides that Mr. Rodkin is entitled to a fiscal 2015 annual cash incentive bonus at least equal to the funding level approved by the Committee for members of the Company’s senior leadership team generally. In addition, under the letter agreement, the Company will make monthly payments to Mr. Rodkin during the Transition Period such that the after-tax value of such payments is sufficient to cover the cost of premiums associated with his continuing medical and dental benefits under the Consolidated Omnibus Budget Reconciliation Act. During the Transition Period, Mr. Rodkin’s services to the Company may be terminated by Mr. Rodkin or by the Company with or without “Cause” (as defined in the amended and restated employment agreement) or “Good Reason” (as defined in the letter agreement), as applicable. However, in the event of certain qualifying terminations of employment, Mr. Rodkin would be entitled to severance compensation as set forth in his amended and restated employment agreement. As of February 12, 2015, Mr. Rodkin’s change of control agreement with the Company terminated in accordance with its terms.

The foregoing description of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the letter agreement, a copy of which is filed as Exhibit 10.4 hereto and is incorporated herein by reference. Mr. Rodkin’s amended and restated employment agreement has been previously filed with the SEC as Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q filed on November 23, 2008, and the material terms of retirement-related provisions in Mr. Rodkin’s amended and restated employment agreement and the Company’s other compensation arrangements are described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 8, 2014, which such amended and restated employment agreement and description are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 CEO Performance Share Plan for Transitional Awards.

Exhibit 10.2 Employment Agreement, dated as of February 12, 2015, between ConAgra Foods, Inc. and Sean Connolly.

Exhibit 10.3 Change of Control Agreement, dated as of February 12, 2015, between ConAgra Foods, Inc. and Sean Connolly.

Exhibit 10.4 Letter Agreement, dated as of February 12, 2015, between ConAgra Foods, Inc. and Gary M. Rodkin.

Exhibit 99.1 Press Release issued February 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA FOODS, INC.

Date: February 12, 2015

	By:	/s/ Colleen Batcheler
		Name:	Colleen Batcheler
		Title:	Executive Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit 10.1	CEO Performance Share Plan for Transitional Awards.

Exhibit 10.2	Employment Agreement, dated as of February 12, 2015, between ConAgra Foods, Inc. and Sean Connolly.

Exhibit 10.3	Change of Control Agreement, dated as of February 12, 2015, between ConAgra Foods, Inc. and Sean Connolly.

Exhibit 10.4	Letter Agreement, dated as of February 12, 2015, between ConAgra Foods, Inc. and Gary M. Rodkin.

Exhibit 99.1	Press Release issued February 12, 2015.